As filed with the U.S. Securities and Exchange Commission on May 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LSB Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-1015226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3503 NW 63rd Street, Suite 500,

Oklahoma City, Oklahoma

(405) 235-4546

(Address, including zip code of registrant’s principal executive offices)

LSB Industries, Inc.

2016 Long Term Incentive Plan

(As Amended and Restated March 4, 2021)

(Full title of the plan)

Michael J. Foster

Executive Vice President, General Counsel and Secretary

3503 NW 63rd Street, Suite 500,

Oklahoma City, Oklahoma

(405) 235-4546

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig E. Marcus

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share	5,013,255 shares	$6.04 (3)	$30,280,060.20 (3)	$3,304

(1)

Represents shares of common stock, par value $0.10 per share (the “Common Stock”), of LSB Industries, Inc. (the “Registrant”) reserved for issuance under the LSB Industries, Inc. 2016 Long Term Incentive Plan (As Amended and Restated March 4, 2021) (the “Amended 2016 Plan”). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock that may become issuable under the Amended 2016 Plan to prevent dilution from any stock splits, stock dividends, recapitalization or other similar transactions.

(2)

Includes (a) 3,000,000 shares of Common Stock newly reserved for issuance under the Amended 2016 Plan, (b) 174,884 shares of Common Stock that have been previously registered and remain available for issuance under the initially adopted LSB Industries, Inc. 2016 Long Term Incentive Plan (the “Initial 2016 Plan”), and (c) 1,838,371 shares of Common Stock underlying outstanding awards under the Initial 2016 Plan or the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended (the “2008 Plan”), which shares may become available for issuance under awards pursuant to the terms of the Amended 2016 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 25, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 5,013,255 shares of Common Stock issuable under the Amended 2016 Plan, which includes (a) 3,000,000 shares of Common Stock newly reserved for issuance under the Amended 2016 Plan, (b) 174,884 shares of Common Stock that have been previously registered and remain available for issuance under the Initial 2016 Plan, and (c) 1,838,371 shares of Common Stock underlying outstanding awards under the Initial 2016 Plan or the 2008 Plan, which shares may become available for issuance under awards pursuant to the terms of the Amended 2016 Plan.

Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement, except to the extent supplemented, amended, or superseded by the information set forth herein, the entire contents of its Registration Statement on Form S-8 (File No. 333-212281) filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Document Description

4.1†	LSB Industries, Inc. 2016 Long Term Incentive Plan (As Amended and Restated March 4, 2021) (incorporated herein by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A relating to the Registrant’s 2021 Annual Meeting of Stockholders, File No. 001-07677, filed with the SEC on April 19, 2021).

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith
†	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 27, 2021.

LSB INDUSTRIES, INC.

By:	/s/ Michael J. Foster
Michael J. Foster
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark T. Behrman and Michael J. Foster, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark T. Behrman Mark T. Behrman	President, Chief Executive Officer and Director (Principal executive officer)	May 27, 2021

/s/ Cheryl A. Maguire Cheryl A. Maguire	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	May 27, 2021

/s/ Richard W. Roedel Richard W. Roedel	Chairman of the Board of Directors	May 27, 2021

/s/ Jonathan S. Bobb Jonathan S. Bobb	Director	May 27, 2021

/s/ Barry H. Golsen Barry H. Golsen	Director	May 27, 2021

/s/ Kanna Kitamura Kanna Kitamura	Director	May 27, 2021

/s/ Steven L. Packebush Steven L. Packebush	Director	May 27, 2021

/s/ Diana M. Peninger Diana M. Peninger	Director	May 27, 2021

/s/ Richard S. Sanders Jr. Richard S. Sanders Jr.	Director	May 27, 2021

/s/ Lynn F. White Lynn F. White	Director	May 27, 2021